EXHIBIT 4.2

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of April 27, 2012 by and among the parties listed on Schedule A hereto (each a “Surviving Guarantor” and collectively, the “Surviving Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”). RECITALS
WHEREAS, in connection with the mergers of certain Guarantors (each a "Merged Guarantor" as listed on Schedule B hereto) with and into the Surviving Guarantors appearing next to such Merged Guarantors on Schedule B hereto, each of the Surviving Guarantors is executing and delivering this Third Supplemental Indenture to affirm its obligations under the Indenture (as defined on Exhibit A attached hereto) pursuant to Section 5.01 thereof; and
WHEREAS, the consent of Holders to the execution and delivery of this Third Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Third Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:
Section 1.Definitions. Capitalized terms used in this Third Supplemental Indenture and not otherwise defined herein (including Exhibit A attached hereto) shall have the meanings ascribed to them in the Indenture.
Section 2.    Joinder. Each Surviving Guarantor agrees that by its entering into this Third Supplemental Indenture, such Surviving Guarantor hereby ratifies, approves and confirms in all respects its obligations under the Original Indenture both in its own capacity and as successor to its respective Merged Guarantor.
Section 3.    Ratification of Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.
Section 4.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 5.    Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by each Surviving Guarantor shall bind each such Surviving Guarantor’s successors and assigns, whether so expressed or not.
Section 6.    Separability Clause. In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 7.    Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 8.    Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 9.    Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.
IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

THE SURVIVING GUARANTORS NAMED ON
SCHEDULE A HERETO, as Guarantors

By:	/s/ JOSEPH R. SICREE
Name: Joseph R. Sicree
Title: Designated Office

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Mary Miselis
Name: Mary Miselis
Title: Vice President

SCHEDULE A
Surviving Guarantor

First Brandywine Investment Corp. IV Toll Holdings, Inc.
Toll Mid-Atlantic LP Company, Inc.
Toll Midwest LLC
Toll Southwest LLC
Toll West Coast LLC
Toll FL GP Corp.
Toll Peppertree, Inc.
Toll CA II, L.P.
Toll CT Limited Partnership
Toll FL Limited Partnership
Toll MA Land Limited Partnership
Toll Land V Limited Partnership
Toll PA, L.P.
Wilson Concord, L.P.
Toll VA, L.P.
Toll Northeast LP Company, Inc.

SCHEDULE B
List of Mergers

MERGING GUARANTORS	SURVIVING GUARANTORS
First Brandywine Finance Corp.	First Brandywine Investment Corp. IV
Toll Brothers Canada USA, Inc.	Toll Holdings, Inc.
Toll Philmont Corporation	Toll Holdings, Inc.
Warren Chase, Inc.	Toll Mid-Atlantic LP Company, Inc.
Toll Midwest LP Company, Inc.	Toll Midwest LLC
Toll Southwest LP Company, Inc.	Toll Southwest LLC
Toll Westcoast LP Company, Inc.	Toll West Coast LLC
Toll FL GP II Corp.	Toll FL GP Corp.
Toll Manhattan I, Inc.	Toll Peppertree, Inc.
Estates at Summit Chase, L.P.	Toll CA II, L.P.
Toll Land Limited Partnership	Toll CT Limited Partnership
Toll East Naples Limited Partnership	Toll FL Limited Partnership
Toll FL IX Limited Partnership	Toll FL Limited Partnership
Eagle Farm Limited Partnership	Toll MA Land Limited Partnership
Kensington Woods Limited Partnership	Toll MA Land Limited Partnership
Somers Chase, L.P.	Toll Land V Limited Partnership
Buckingham Woods, L.P.	Toll PA, L.P.
Rose Hollow Crossing Associates	Toll PA, L.P.
Toll Bros. of Tennessee, L.P.	Wilson Concord, L.P.
Fairfax Station Hunt, L.P.	Toll VA, L.P.
Toll DE X II LLC	Toll Northeast LP Company, Inc.

EXHIBIT A

For purposes of this Third Supplemental Indenture, that certain Indenture, dated as of April 27, 2009 (the “Original Indenture”) by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee, as supplemented by: (i) the Authorizing Resolutions, related to the issuance of $400,000,000 aggregate principal amount of 8.910% Senior Notes due 2017 (the “8.910% Senior Notes”) by Toll Brothers Finance Corp. (the “Issuer”) and the issuance of related guarantees by Toll Brothers, Inc. (the “Company”) and the other Guarantors, attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of April 27, 2009; (ii) the Authorizing Resolutions, related to the issuance of $250,000,000 aggregate principal amount of 6.750% Senior Notes due 2019 (the “6.750% Senior Notes”) by the Issuer and the issuance of related guarantees by the Company and the other Guarantors attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of September 22, 2009; (ii) the First Supplemental Indenture dated October 27, 2011 (the “First Supplemental Indenture”), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, thereby became Guarantors) and the Trustee; (iv) the Second Supplemental Indenture dated as of November 1, 2011 (the "Second Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such Second Supplemental Indenture, thereby became Guarantors) and the Trustee; and as may be further supplemented (including by this Third Supplemental Indenture) and/or amended.